Exhibit 10.3

AMENDMENT TO
TALON THERAPEUTICS, INC.
2006 EMPLOYEE STOCK PURCHASE PLAN

WHEREAS, Talon Therapeutics, Inc. (the “Company”) desires to amend the Talon Therapeutics, Inc. 2006 Employee Stock Purchase Plan (as amended and in effect, the “Plan”) to increase the aggregate number of shares of the Company’s common stock, par value $0.001 per share, authorized for issuance under the Plan by 400,000.

WHEREAS, on July 12, 2012, the Board of Directors of the Company approved the Plan Amendment.

NOW THEREFORE, in accordance with Section 17 of the Plan, the Plan is hereby amended as follows:

1. Section 9 of the Plan is hereby amended and restated in its entirety to read as follows:

“9.  Number of Shares Offered Under the Plan. The maximum number of Shares that will be offered under the Plan is 737,500, subject to any adjustment made pursuant to Section 18. If, on any date, the total number of Shares for which Rights are to be granted pursuant to Section 4.2 would exceed the number of Shares then available under this Section 9 after deduction of all Shares (a) that have been purchased under the Plan and (b) for which Rights to purchase are then outstanding, the Committee shall make a pro-rata allocation of the unissued Shares that remain available for the Plan in as nearly a uniform manner as shall be practicable and as it shall determine, in its sole judgment, to be equitable. In such event, (a) the number of Shares each Participant may purchase pursuant to any future grants of Rights shall be reduced; (b) the payroll deductions to be made with respect to future grants of Rights, pursuant to existing authorizations, shall be reduced accordingly and (c) the Company shall give each Participant a written notice of such reductions.”

2. Except as provided above, the Plan is hereby ratified, confirmed and approved in all respects.